Exhibit 99.1

Contact:
Karen Chang
Senior Vice President &

Chief Financial Officer

Phone: (215) 564-5900
Email: ir@luminentcapital.com

LUMINENT FILES CHAPTER 11 BANKRUPTCY PETITION

PHILADELPHIA, PA, September 8, 2008 — Luminent Mortgage Capital, Inc. (OTCBB: LUMCE) announced today that it and its wholly-owned subsidiaries (collectively, the “Companies”) on September 5, 2008, filed for relief under Chapter 11 of the U.S Bankruptcy Code in the United States Bankruptcy Court for the District of Maryland, Baltimore Division. Immediately prior to the filing, the Companies executed a Plan Support and Forbearance Agreement (the “Agreement”) with its secured creditor, Arco Capital Corporation, Ltd. (“Arco”), WAMU Capital Corp. and convertible noteholders representing 100% of the outstanding principal amount of its convertible notes. Under the Agreement, each of the parties thereto has agreed to vote in favor of a Chapter 11 plan of reorganization for the Companies containing terms specified in the Agreement (the “Plan”). Under the Agreement, the Plan is required to provide for the cancellation of all outstanding common and preferred shares in the Companies, the cancellation of all subordinated debt instruments, and for the distribution to allowed unsubordinated general unsecured creditors (including the Companies’ convertible noteholders, but excluding Arco and its affiliates) of 41% of the common stock of the reorganized Companies and $2.75 million. The Agreement contemplates that the Companies will fund the cash portion of the distribution to unsubordinated general unsecured creditors by issuing preferred stock to Arco or its designees. The Agreement also commits Arco to provide, subject to terms and conditions, including adherence to an operating budget, the Company with up to $3.2 million in debtor-in-possession financing and up to $2.8 million in post-confirmation financing.

The Company does not expect any value to be available to the existing common stock holders or subordinated creditors and it does not expect them to share in the ownership of the newly reorganized company.

“The decision to file for Chapter 11 bankruptcy relief was made by the board of directors only after careful consideration of the alternatives available to the Company,” said Zachary H Pashel, President and Chief Executive Officer. “The dramatic disruptions in the mortgage industry resulted in significant declines in the value of the Company’s mortgage assets. Although we made progress, we do not have sufficient cash flow to satisfy the Company’s legacy liabilities. The Plan Support and Forbearance Agreement represents the most equitable arrangements possible under the circumstances and provides for some recovery for the majority of our creditors. In addition, the Agreement provides for financing that we expect to be sufficient both to complete the Chapter 11 process and to provide a runway for the implementation of the Companies’ post-confirmation business plan.”

Peter S. Partee, Sr. of Hunton & Williams LLP’s New York office serves as lead restructuring counsel to the Companies in connection with their Chapter 11 cases.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on various assumptions and events that are beyond the Company’s control and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “could,” “anticipate,” “intend” or similar terms or variations on those terms or the negative of those terms. The Company bases its forward-looking statements on management expectations. Actual results may differ materially as a result of several factors, including, but not limited to:

•	the Company’s intention to access debtor in possession financing;

•	the Company’s ability to negotiate equitable settlements with creditors;

•	the Company’s intention to form a new corporate structure for asset management business.

These statements are qualified by important factors that could cause actual results to be materially different from those reflected in the forward looking statements may be effected by both creditors and the U.S Bankruptcy courts actions.

The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.